UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  June 29, 2015

BREATHE ECIG CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-178624	37-1640902
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

322 Nancy Lynn Lane, Suite 7, Knoxville, TN 37919

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(865) 337-7549

(REGISTRANT’S TELEPHONE NUMBER)

(FORMER NAME, IF CHANGES SINC LAST REPORT

Check the appropriate box below if the FORM  8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Danieli Appointment

On June 29, 2015, Anthony Danieli was appointed as a member of the Board of Directors (the “Board”) of Breathe Ecig Corp. (the “Company”).  Mr. Danieli was not appointed to serve as a member of any of the committees of the Board at this time.

Since October 2011, Mr. Danieli has been a broker with KGS Alpha Capital Markets, L.P., a New York-based institutional income broker-dealer, in its Fixed Income Sales department.  Prior to his postion with KGS, Mr. Danieli served as a Senior District Manager in sales at ADP, LLC, a large comprehensive payroll services company since 2010.  Mr. Danieli graduated from Florida State University in May of 2010 with a Bachelor of Arts in Finance and Entrepreneurship.

Family Relationships

Mr. Danieli is the brother-in-law of Joshua Kimmel, a member of the Board of the Company as well as its Chief Executive Officer and Chief Financial Officer.

Related Party Transactions

There are no related party transactions with respect to Mr. Danieli reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

On June 29, 2015, Mr. Danieli was granted 2,000,000 shares of the Company’s Common Stock.  All such shares are “restricted securities” as such term is defined by the Securities Act of 1933, as amended.  The Company has not entered into any other compensatory agreements or plan with Mr. Danieli.

Chandick Resignation

On June 29, 2015, James Chandick submitted his resignation as a member of the Board of the Company effective as of June 29, 2015. Mr. Chandick did not hold any positions on any committees of the Board at the time of his resignation.  The resignation was not the result of any disagreements with the Company.  A copy of Mr. Chandick’s resignation letter is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

99.1*	Letter of resignation of Mr. Chandick.
__________
*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 6, 2015

BREATHE ECIG CORP.

/s/ Joshua Kimmel
By: President & Chief Executive Officer